Exhibit 4.13

BUSINESS OPERATION AGREEMENT

This Business Operation Agreement (this "Agreement") was concluded in Beijing, the People's Republic of China (the "PRC") on March 2, 2020, by and between the following Parties:

(1)	PARTY A: Beijing Kuali Yitong Technology Co., Ltd.

Address: Room 3028, Floor 3, No. 18, Shangdi Xinxi Road, Haidian District, Beijing

Legal Representative: Kaiming Hu

(2)	PARTY B: Beijing Lianji Future Technology Co., Ltd.

Address: No. 2-004, 2/F, No.11 Wan Liu Zhong Road, Haidian District, Beijing

Legal representative: Longming Wu

(Individually a “Party”, and collectively the “Parties”)

WHEREAS:

i.	Party B is a limited liability company legally registered in the PRC and is approved by relevant governmental authorities to engage in the business of providing technology development, technology promotion, technology transfer, technology consulting, technical service; (Company can run the business with their own choose; run the businesses after getting permission from related departments if those business need approval ; not allowed to run those prohibited items by municipal regulators or industrial requirement ). "("main business");
ii.	Party A is a foreign-owned enterprise legally incorporated in the PRC, equipped with technical expertise and practical experience in technology development, technical consulting, technology transfer, technology promotion, and technical services; computer system services, and abundant experience and professionals in information technology and services;
iii.	Party A hopes to entrust Party B to provide technology development and technology application services related to the main business of Party A;

THEREFORE, through friendly negotiation in the principle of equality and common interest, the Parties hereby jointly agree to abide by the following:

A.	Deifinition

In this agreement, unless otherwise specified, the following words shall refer to the following meanings:

i.	"Main business" has the meaning stipulated in this agreement in view of the terms.
ii.	"Facility System" means the hardware equipment and software system purchased by Party A or Party B for main business, including but not limited to servers, computers, and application softwares.
iii.	"Technical development" refers to various technical development services necessary for the main business provided by Party B to Party A in accordance with this Agreement.
iv.	"Technical application" refers to the technical application services provided by Party B to Party A required by the main business operation according to this agreement, including the development of various application software for the operation and management platform of the main business operated by Party A.

v.	"Service fee" refers that according to this Agreement, Party B shall provide Party A with the technical development and application services listed in Article 3 of this Agreement. Party A therefore pays Party B the fees listed in Article 5.1 of the Agreement accordingly.
vi.	“The term of cooperation” refers to the period from the date of signing this agreement to the end of the term of operation of Party B, and the period during which both Parties may confirm in writing the early termination.
vii.	"Prudential industry practice" refers that enterprises engaged in same or similar business as Party B, in accordance with the generally accepted standards (which may be modified from time to time) for the operation, maintenance and management of the facility system, within the limits of safety, efficiency, economy, reliability and recommendations of the relevant manufacturer.

B.	Entrustment
i.	Party A hereby appoints Party B as the sole provider of its technology development and technology application services, and Party B accepts Party A's entrustment and agrees to provide Party A with technology development and technology application services in accordance with the terms and conditions of the agreement.

C. Scope of technology development and technology application services

i.	During the period of cooperation, Party B shall provide Party A with the following technical development services faithfully and efficienly:
a)	to provide planning, program development, involvement, testing, etc. , related to the main business;
ii.	During the period of cooperation, Party B shall provide Party A with the following technical application services faithfully and efficiently:
a)	Party B shall develop the operation and management platform of the main business for Party A according to the demands of Party A's operation;
b)	Party B shall guarantee that Party A may purchase any software products owned by Party B related to the operation and management of the main business according to its own demands;
c)	Party B shall regularly upgrade and develop the main business operation and management platform sold to Party A according to Party A's demands.
iii.	In addition to the services listed in paragraphs C(i). and C(ii.) above, the services provided by Party B to Party A under this Agreement also include other technical development and technical support services provided at the request of Party A.

D.   Appointment

i.	In order to enable Party B to provide technology development and technology application services more efficiently, Party A irrevocably appoints Party B (and any of its trustee or re-trustee) as its agent, and Party B may represent Party A and in the name of Party A or otherwise (as determined by the agent):
a)	the signing of relevant documents with third Parties (including but not limited to suppliers and customers);
b)	Settle any item which Party A is obliged to do under this Agreement but has not done; and
c)	Sign all necessary documents and settle all necessary items so that Party B can fully exercise all or any rights granted under this Agreement.
ii.	If necessary, Party A will issue an independent power of attorney to Party B at any time at the request of Party B on a certain item.
iii.	Party A will subsequently endorse and ratify any item settled or intended to be settled by the agent in accordance with the terms of this Article.

E. Payment and settlement of service charges

i.	As Party B provides Party A with technical development and technical application services, Party A shall pay Party B the service fee based on the number of people and days of Party B's actual input, and taking into account the type, kind, difficulty, value and other factors of the technical development or application services provided by Party B, referring to the market price, which shall be calculated by both Parties a nd paid on an annual basis.

Both Parties agree that Party B reserves the right to adjust the above fees. If Party B determines to adjust the above fees, Party A shall be notified in writing.

ii.	Party B shall summarize the service expenses according to the year, and within 30 days from the beginning of each year, issue the service expenses of the previous year to Party A and notify Party A. Party A shall pay to the bank account designated by Party B within 30 days after Party B has issued the above notice in accordance with the amount of service expenses contained in the notice. Party A shall adjust the time and method of payment of service expenses at any time according to Party B's specific requirements.
iii.	If Party A delays the payment of any amount payable under this Agreement, it must pay Party B liquidated damages for overdue payment in accordance with the provisions of this Agreement. The liquidated damages for overdue payment shall be calculated according to 4/10000 of the amount of overdue payment per day and calculated on a daily basis; from the date of amount payable until Party B receives all the payments (even liquidated damages).

F.    Commitment of Party A

Party A agrees and covenants that within the cooperation period:

i.	Party A shall, in accordance with Party B's reasonable request from time to time, allow Party B or its designated person to access and obtain financial reports, financial statements and other information about Party A's financial information, business and operating conditions;
ii.	Party A shall, at the request of Party B, provide Party B with all materials and information necessary for Party B to provide the services described in this Agreement, and guarantee the authenticity and accuracy of such materials and information;
iii.	Party A shall, at its own expense, obtain all government approvals, permits and licenses related to the main business and other related business, and maintain their full validity;
iv.	If Party A is informed of any breach of contract, Party B shall be informed promptly and be provided with details of any measures Party A is taking or plans to take to remedy or mitigate the consequences of the incident and to protect Party B's rights and interests under this Agreement;
v.	Party A shall comply with and abide by the terms and conditions of this Agreement within the cooperation period; and, Party A will not induce or permit the operation of the main business in any manner violating the Chinese laws or regulations;
vi.	Party A shall pay and settle up all due debts, damages, or facilitate the settlement or payment of such debts;
vii.	Party A shall promptly pay any registration fees, taxes, fines, penaties or its interest in accordance with the law;
viii.	Party A shall promptly provide Party B with all agreements related to the operation of the main business that Party B may reasonably request from time to time, and keep relevant accurate, complete and up-to-date records;
ix.	Unless approved by the board of directors of Party B and agreed in writing, Party A shall not employ a third Party to provide with any of the services under this Agreement in whole or in part.

G.   Commitment of Party B

Party B agrees and covenants that within the cooperation period:

i.	Party B shall obtain all government approvals, permits and licenses required for technology development and technology application services, and maintain their full validity;
ii.	If Party B is informed of any breach of contract, it shall promptly notify Party A and provide Party A with details of any measures Party B is taking or plans to take to remedy or mitigate the consequences of the incident and to protect Party A's rights and interests under this Agreement;
iii.	Party B shall comply with and abide by the terms and conditions stipulated in this Agreement during the term of the Agreement; and, Party B shall not provide technology development and technology application services in any manner violating Chinese laws or regulations;
iv.	Party B shall employ sufficient and qualified employees to fulfill its obligation to provide technology development and technology application services under this Agreement. Party B shall ensure that the personnel employed by Party B provide services to Party A loyally and efficiently;
v.	Party B shall, in accordance with prudent industry practice, formulate specific regulations for management technology development and technology application services. Party B shall also establish, record and store data and archives of its outsourced management technology development and technology application services in accordance with prudent industry practices;
vi.	Party B shall establish and preserve accurate, complete and up-to-date records of technology development and technology application services.

H.   Taxes

i.	The Parties agree that any tax due by each Party for the performance of this Agreement shall be paid by that Party in accordance with the relevant laws and regulations in China.
ii.	The Parties will pay their respective costs related to this Agreement.

I.     Representations and Warranties

Either Party represents and warrants to another Party that, on the date of signing,

i.	The Party shall have full authority and authorization to enter into this Agreement and to perform each of its obligations under this Agreement;
ii.	The provisions of this Agreement constitute a legal, effective and binding obligation on that Party;
iii.	Neither the signing of this Agreement nor the performance of its obligations under this Agreement shall violate or conflict with the terms, provisions or conditions of the Party's statute or other statutory documents, or result in a breach of the above terms, provisions or conditions, or constitute a non-performance of the above terms, provisions or conditions.

J.    Compensation and Limitation of Liability

i.	Compensation
a)	For all losses, damages, expenses, liabilities, litigation, fines or any other related expenses suffered by Party A as a result of the intentional or gross negligence act of Party B's employees, including but not limited to the legal expenses and expenses covered by Party A as a result, Party B shall be liable, compensate and protect Party A from the damage.
b)	For all losses, damages, expenses, liabilities, litigation, fines or other related expenses suffered by Party B as a result of the intentional or gross negligence act of Party A's employees, including but not limited to the legal expenses and expenses covered by Party B as a result, Party A shall be liable, compensate and protect Party B from the damage.
ii.	Limitation of Liability
a)	Notwithstanding section J.i.a) of this Agreement, within each contract year, Party B's liability for compensation subject to section J.i.a) of this Agreement shall be determined by the amount of service fee actually charged by Party B in the year in which the event of liability terminates.
b)	Notwithstanding section J.i.b) of this Agreement, Party A's liability for compensation subject to section J.i.b) of this Agreement shall be determined by the amount of service fee entitled to be charged by Party B in the year in which the event of liability terminates.

K.   Liability for Breach of Contract

i.	The Parties shall conscientiously perform this Agreement in accordance with the principle of good faith. Unless otherwise agreed in this Agreement, if Party B has any breach of contract, it shall be liable for breach of contract in accordance with this Agreement and applicable law. Notwithstanding the above, no Party B shall be liable to the other Party for any indirect loss or damage as a result of this Agreement.
ii.	The Parties agree and confirm that for any breach of contract during the term of cooperation, the claim for damages and the actual performance are all remedies enjoyed by the observant Party; and in any case during the term of cooperation, the observant Party renounces its right to terminate this Agreement in accordance with any applicable law as a result of the breach by the default Party.
iii.	Notwithstanding other provisions of this Agreement, the effect of Section K of this Agreement shall not be affected by the termination of this Agreement.

L.    Force Majeure

Force majeure under this Agreement refers to natural disasters, wars, political events, laws, regulations and the adjustment of national policies. If the event of force majeure directly affects the performance of this Agreement by one Party or both Parties in accordance with the terms and conditions agreed upon by them, either Party shall immediately notify another Party or its authorized principal of the accident promptly and shall provide details of force majeure within fifteen (15) within days and the reasons and valid supporting documents (issued by the notary office of the place where force majeure occurs) for failure to perform, failure to perform fully or need to postpone the performance of this Agreement. The Parties shall determine the performance of this Agreement in accordance with the effect of force majeure, and shall decide whether or not to agree that the Party involved in the event of force majeure does not fully perform, postpone to perform or fail to perform its obligations under this Agreement.

M.   Termination

i.	This Agreement may be terminated only if:
a)	The Parties both agree to terminated this Agreement ;
b)	The term of cooperation has expired and the Parties have no intention to extend the term of cooperation; or
c)	This Agreement can not be performed due to force majeure events.
ii.	Rights and obligations of the Parties upon termination of the Agreement:
a)	If this Agreement is terminated in accordance with section M.i.a) above, the rights and obligations of the Parties upon termination of the Agreement shall be executed in accordance with the Termination Agreement reached by the Parties;
b)	If this Agreement is terminated in accordance with section M.i.b) above, the Parties shall immediately settle in accordance with the provisions of this Agreement relating to annual settlement; or
c)	If this Agreement is terminated in accordance with section M.i.c) above, the Parties shall immediately settle in accordance with the provisions of this Agreement relating to the annual settlement, and either Party shall not undertake any obligations to another Party from the time of completion of the settlement, but shall not be exempt from its liability for breach of contract prior to the event of force majeure.

N.    Applicable Law and Dispute Resolution

i.	This Agreement shall be governed by published and publicly available Chinese law and shall be interpreted in accordance with published and publicly available Chinese law, but if the published and publicly available Chinese law does not provide for specific matters relating to this Agreement, the Parties shall refer to general international commercial practice.
ii.	Any dispute arising from the execution of this Agreement or in connection with this Agreement shall be settled by friendly negotiation between the Parties.

iii.	If the dispute can not be settled through negotiation 60 days after one Party has notified the other Party of its relevant dispute opinion, either Party may submit the dispute to the Hong Kong International Arbitration Centre for arbitration. Arbitration shall be conducted in accordance with the arbitration rules in force at that time of the Hong Kong International Arbitration Centre, and the place of arbitration shall be Hong Kong. The arbitral award is final and binding on either Party.

O.   Notification

Notifications or other communications made by either Party under this Agreement shall be made in writing and sent by a particular person, by letter or by fax to the other Party at the following address or other designated address of the other Party at any time. The date on which the notice is deemed to have actually been delivered shall be determined as follows :(a) As for the notice delivered by a designated person, the day on which the delivery is accomplished shall be deemed as actually delivered ;(b) As for the notice sent by letter, the seventh (7) day after the postage-paid registered air mail (marked on the postmark), or the fourth (4) day after delivery to an internationally recognized delivery service will be deemed as actually delivered ;(c) As for the notice sent by fax, the receiving date on the confirmation of transmission of the document shall be deemed to have been delivered; and (d) As for the notice sent by e-mail, the time the e-mail enters the EDI system of the e-mail box provided by the delivered Party shall be deemed to have actually been delivered.

(2)	PARTY A: Beijing Kuali Yitong Technology Co., Ltd.

Contact: Kaiming Hu

Address: Room 3028, Floor 3, No. 18, Shangdi Xinxi Road, Haidian District, Beijing

PARTY B: Beijing Lianji Future Technology Co., Ltd.

Contact: Longming Wu

Address: No. 2-004, 2/F, No. 11 Mid Wanliu Road, Haidian District, Beijing

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P.    Other Provisions

i.	This Agreement shall enter into force from the date of both Parties’ signing and sealing.
ii.	Any amendment, waiver, rescission or termination of any provision of this Agreement shall be stated in writing, and signed by both Parties before entering into force.
iii.	Without the written consent of another Party to this Agreement, either Party of this Agreement shall not disclose, use or apply any form of information relating to another Party and/or this Agreement, including but not limited to the signing of this Agreement itself and the contents of this Agreement. The obligation of confidentiality under this section shall remain in force after the termination of this Agreement. However, Section P.i. shall not apply to the disclosure by a Party of confidential information to its affiliates, professional consultants, employees of each Party, but in such cases only to persons or entities having reasonable business requirements to know such information (2) shall not prevent either Party from making the publication or disclosure required by applicable laws, regulations or rules of the stock exchange in good faith.
iv.	This Agreement constitutes the entire agreement between the Parties on the subject matter of this Agreement, superseding any previous intention or understanding relating to this Agreement, and may be altered or modified only after written documents have been signed by authorized representatives of the Parties.
v.	Any rights, powers and remedies conferred upon the Parties by any of the provisions of this Agreement shall not exclude any other rights, powers or remedies enjoyed by the Parties under the provisions of the law and other provisions of this Agreement. And the exercise by either Party of its rights, powers and remedies shall not preclude the exercise of rights, powers and remedies enjoyed by another Party.
vi.	To the extent permitted by Chinese law, any Party to this Agreement who fails to exercise or delays the exercise of all rights under this Agreement shall not be deemed to have waived this right; nor shall any individual or partial exercise of a right preclude the future exercise of this right separately.
vii.	All the provisions of this Agreement may be divided and distinguished from each other. Any provision of this Agreement that is invalid, illegal or unenforceable shall not affect or impair the validity, legality or enforceability of the remaining provisions of this Agreement.
viii.	This Agreement has (4) orignal copies and each Party holds two (2) copies.
The Agreement shall enter into force only after signed by both Parties

ix.	Without the written consent of the other Party, neither Party hereto shall disclose, use or apply any form of information relevant to the other Party or this Agreement, including but not limited to the signing of this Agreement itself and the contents of this Agreement. The obligation of confidentiality under this section shall remain in force after the termination of this Agreement. However, the provisions of this section(1) shall not apply to the disclosure by a Party of confidential information to its affiliates, professional consultants, employees of the Parties, but in such cases, only to persons or entities having reasonable business requirements to know such information (2) shall not prevent either Party from making the publication or disclosure compliant with applicable laws, regulations or rules of the stock exchange in good faith.
x.	This Agreement constitutes the entire agreement between the Parties on the subject matter of this Agreement, supersedes any previous intention expressed or understanding relating to this Agreement, and can be altered or modified only upon signature of written documents by authorized representatives of the Parties.
xi.	Any rights, powers and remedies conferred upon the Parties by any provision of this Agreement shall not exclude any other rights, powers or remedies enjoyed by that Party under the provisions of the law and other provisions under this Agreement, and the exercise by a Party of its rights, powers and remedies shall not exclude the exercise by that Party of its other rights, powers and remedies.
xii.	To the extent permitted by Chinese law, any Party to this Agreement who fails to exercise or delays the exercise of all rights under this Agreement shall not be deemed to have waived this right; nor shall any individual or partial exercise of a right preclude the future exercise of this right separately.
xiii.	All the provisions of this Agreement may be divided and distinguished from each other. Any provision of this Agreement that is invalid, illegal or unenforceable shall not affect or impair the validity, legality or enforceability of the remaining provisions of this Agreement.
xiv.	This Agreement has (4) orignal copies and each Party holds two (2) copies.

(No text below)

Hereby, each party has personally or prompted its legally authorized representative to sign this Agreement on the date and address listed in the first part of this Agreement, in witness whereof.

Beijing Lianji Future Technology Co., Ltd.

(Seal)

/s/ Seal of Beijing Lianji Future Technology Co., Ltd.

Signature of legal representative

/s/ Longming Wu

Name: Longming Wu

Hereby, each party has personally or prompted its legally authorized representative to sign this Agreement on the date and address listed in the first part of this Agreement, in witness whereof.

Beijing Kuali Yitong Technology Co., Ltd.

(Seal)

/s/ Seal of Beijing Kuali Yitong Technology Co., Ltd.

Signature of legal representative

/s/ Kaiming Hu

Name: Kaiming Hu